Exhibit 10.23
EMPLOYMENT AGREEMENT
This Employment Agreement is entered into as of September 28, 2015 (the "Effective Date"), by and between Travelzoo Inc., a Delaware corporation, (the "Company") with principal corporate offices at 590 Madison Avenue, 37th Floor, New York, NY 10022, and Holger Bartel ("Employee"). The Company and Employee are collectively referred to herein as “the Parties”.
WHEREAS, the Company desires to retain Employee as Global Chief Executive Officer, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the parties as follows:
1.    Duties and Scope of Employment.
(a)    Position. Employee shall be employed as Global Chief Executive Officer in the Company’s Mountain View, California office to commence on January 1, 2016.
(b)    Duties. During the term of Employee’s employment with the Company, Employee shall devote his full time, skill and attention to his duties and responsibilities, which Employee shall perform faithfully, diligently and competently, and Employee shall use his best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that he is currently involved in and that does not materially interfere with his ability to perform his duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform his duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld), serve as a member of the board of directors of any noncompeting business.
2.    Nature of Employment. Commencing on January 1, 2016, Employee will be an “at-will" employee which means that the employment relationship may be terminated at any time, with or without cause, at the option of either the Company or Employee. Employee acknowledges that his obligations set forth in certain sections of this Agreement, including but not limited to Sections 5 and 11, survive the termination of his employment from the Company.

(a)    Termination by Company without Cause. If Employee is terminated by the Company for reasons other than Cause (as defined in paragraph 2(b)), Employee shall receive his salary, if any, and benefits through the date of termination and the full vesting of his equity compensation as set forth in the attached Option Agreement.

(b)    Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein, Employee will receive only payment of his Salary, if any, and benefits through the date of termination. For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform his duties under this Agreement for a period of 30 days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached his duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company's policies regarding workplace conduct, discrimination, sexual harassment, etc.; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing his duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.
3.    Compensation and Fringe Benefits.
(a)    Salary. Employee will receive a salary at the annualized rate of One Dollar ($1) (the "Salary"). Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.
(b)    Vacation and Holiday Pay. Employee shall receive four (4) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides the number of paid sick days mandated by California law, accrued and paid as required by law, as well as eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.
(c)    Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question. Employee will be responsible for a percentage of the annual premium.
4.    Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies.
5.    Certain Covenants.
(a)    Intellectual Property Rights.
(i)    Employee agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of his employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of his employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.
(ii)    Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.
(iii)    Employee hereby assigns and agrees to assign to the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee's agreement to assign to the Company any of his rights as set forth in this Section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon Employee's own time (c) does not relate to Company business or to the Company's actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.
(iv)    At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.
(v)    To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.
(vi)    The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, his assignees permitted under this Agreement, executors, administrators, and other representatives.
(b)    Exposure to Proprietary Information.
(i)    As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the date of employment.
(ii)    In recognition of the special nature of his employment under this Agreement, including his special access to the Proprietary Information, and in consideration of his employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.
(c)    Use of Proprietary Information; Restrictive Covenants. Employee acknowledges that the Proprietary Information constitutes a protectable business interest of the Company, and covenants and agrees that during the term of his employment, whether under this Agreement or otherwise, and after the termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company.
(d)    Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company. Upon termination of his employment with the Company, Employee shall immediately return to the Company all such items in his possession and all copies of such items.
6.    Equitable Remedies.

(a)    Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c) and (d) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction to obtain the equitable relief referenced in this Section 6.
(b)    Each of the covenants in Sections 5(a), (b), (c) and (d) will be construed as independent of any other covenants or other provisions of this Agreement.
(c)    In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c) and (d), are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.
7.    Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.
8.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or his successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.
9.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
10.    Entire Agreement. This Agreement and attached Option Agreement represent the entire agreements and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.
11.    Resolution of Disputes Regarding Employment.

(a)    The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator. The Parties understand and agree that all disputes shall first go to mediation prior to initiating an action in arbitration.
(b)    If and only if mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after mediation, either Party shall submit the matter to binding arbitration to be conducted by a neutral arbitrator in accordance with the rules then in effect of the American Arbitration Association for employment disputes (the "Rules"). The Rules can be found at www.adr.org, or a printout can be requested at any time from Human Resources. Where the Rules are inconsistent with this Agreement, the terms of this Agreement will govern. Both Parties understand and agree that this arbitration provision replaces the right of both Parties to go to court, including the right to have a jury decide a Party’s claims.
(c)    The neutral arbitrator shall be selected by mutual agreement of the Company and the Employer. If the parties are unable to agree on an arbitrator, the party requesting arbitration can submit the matter to AAA, and a neutral arbitrator will be selected pursuant to AAA’s processes. The location of the arbitration proceeding shall be no more than 45 miles from the office where the Employee last worked for the Company, unless each Party agrees in writing otherwise. Except as otherwise provided herein, the arbitrator shall apply the substantive law of the state in which the claim(s) arose and/or federal law, as applicable. In arbitration, the Parties will have the right to conduct adequate civil discovery, bring dispositive motions and present witnesses and evidences to present their cases and defenses. The arbitrator shall render a written award setting forth the arbitrator’s findings of fact and conclusions of law. The arbitrator may grant injunctions or any other relief in such dispute or controversy as would otherwise be available in court. The decision of the arbitrator shall be final and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The arbitrator may award any party any remedy to which that party is entitled under applicable law, including an award of attorneys’ fees, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator. No remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The Company will pay the arbitrator’s fees and costs that are unique to the arbitration to the extent required by law.
(d)    The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The parties agree to submit claims to the arbitrator regarding issues of procedural and substantive arbitrability, the validity, scope, and enforceability of this Agreement, his or her jurisdiction, as well as any gateway, condition precedents, threshold, or any other challenges to this Agreement, including claims that this Agreement is unconscionable.
(e)    Both Parties understand that nothing in this Section modifies Employee's at-will status. Either the Company or Employee can terminate the employment relationship at any time, with or without cause, subject only to the restrictions set forth in Section 2 above.
(f)    Both Parties understand that by signing this agreement, each Party agrees to submit any and all claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, enforceability, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of the

Parties’ right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, trade secrets, unfair competition, compensation, pay, benefits, termination, discrimination, harassment or retaliation. This arbitration provision covers any and all claims, whether arising in tort or contract and whether arising under statute or common law, including, but not limited to, claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; fraud; defamation and/or harassment of any kind. The arbitration clause also covers any and all claims for violation of any federal, state or municipal statute, including, but not limited to the California Fair Employment and Housing Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and the Fair Labor Standards Act, as well as any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
This Agreement applies equally to any and all disputes related to Employee’s employment raised by either the Employee or by the Company. This Agreement is intended to apply to and cover all such disputes that Employee has against Company that Employee could otherwise file in court and all such disputes Company has against Employee that the Company could otherwise file in court.
(g)    To the maximum extent permitted by law, the Parties agree that any arbitration will be on an individual basis only and that the arbitrator shall not have any authority to preside over or to resolve claims on a “class” or collective basis. Both Parties agree that, to the fullest extent permitted by law, there will be no right to bring any dispute covered by this Agreement as a class action, collective action, or in a representative capacity. The Parties agree to resolve their disputes under this Agreement on an individual basis. Either Party may seek enforcement of this provision under the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”), and seek dismissal of any class, collective or representative actions or claims. Both Parties agree that this Agreement is enforceable under the FAA.
(h)    If any portion of the Agreement is deemed unenforceable, the remainder of the Agreement shall still be enforced to the full extent permitted by law. To be clear, if any court of competent jurisdiction finds any part of the arbitration provision is illegal, invalid or unenforceable, such a finding will not affect the legality, validity or enforceability of the remaining parts of the provision, and the illegal, invalid or unenforceable part will be stricken from the Agreement and the dispute shall be subject to arbitration without such provision.
12.    No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.
13.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
14.    Acknowledgment. Employee acknowledges that they have had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES AND WHICH WAIVES BOTH PARTIES’ RIGHT TO A JURY TRIAL.

COMPANY:
TRAVELZOO INC.
By:
Title:
Date:

EMPLOYEE:

Holger Bartel

Date: